Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Announces the Appointment of

Robert M. Lynch to its Board of Directors.

COLMAR, PENNSYLVANIA (March 8, 2013) – Dorman Products, Inc. (NASDAQ:DORM) today announced that Robert M. Lynch, 47, has been selected to the Company’s Board of Directors and has been named to the Board’s Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Mr. Lynch fills the vacancy on the Board created by the retirement of John F. Creamer, Jr. Mr. Lynch will serve on the Board for the balance of Mr. Creamer’s unexpired term and thereafter until his successor has been selected and qualified, except in the event of his earlier death, resignation or removal.

Mr. Lynch currently serves as President, Chief Executive Officer and a director of Lumber Liquidators Holdings, Inc., a publicly traded corporation and the largest specialty retailer of hardwood flooring in North America. From January 2011 to January 2012, Mr. Lynch served as President and Chief Operating Officer of Lumber Liquidators. Prior to joining Lumber Liquidators in January 2011, Mr. Lynch was the President and Chief Executive Officer of Orchard Supply Hardware. Mr. Lynch has also held positions with The Home Depot, Inc. and Accenture Consulting. Mr. Lynch began his career with Wal-Mart Stores, Inc. Mr. Lynch holds an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College and a B.S. in psychology with an emphasis on human resource management from Brigham Young University.

Mr. Steven Berman, the Company’s Chairman and Chief Executive Officer, said: “We are pleased to welcome Rob to our Board of Directors. Rob brings considerable marketing and merchandising expertise and has a proven track record of developing and implementing strategic programs for long term growth. The strategic thinking Rob brings to our board will be instrumental in shaping our future plans.”

Mr. Lynch said: “I am excited to be joining the board of such a successful company with a strong culture, strategy and compelling position in the marketplace. I look forward to working with Steven, his management team and the rest of the board in helping the Company achieve its long term growth plans.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.